Exhibit 8.1

List of Subsidiaries

Subsidiaries	Jurisdiction of Incorporation:
Chongqing Daqo New Energy Co., Ltd.	People’s Republic of China
Xinjiang Daqo New Energy Co., Ltd.	People’s Republic of China
Xinjiang Daqo Investment Co., Ltd.	People’s Republic of China
Daqo New Energy (Hong Kong) Co., Limited	Hong Kong Special Administrative Region of the People’s Republic of China
Inner Mongolia Daqo New Energy Co., Ltd.	People’s Republic of China
Inner Mongolia Daqo New Material Co., Ltd.	People’s Republic of China
Shanghai Quanrilang New Energy Co., Ltd.	People’s Republic of China
Inner Mongolia Daqo Semiconductor Co., Ltd.	People’s Republic of China
Jiangsu Lilang New Energy Co., Ltd.	People’s Republic of China
Inner Mongolia Daqo New Energy Institute Co., Ltd	People’s Republic of China
Daqo Energy Technology(Shanghai) Co., Ltd.	People’s Republic of China